AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
AMERICAN FAMILY CARE, INC.

The undersigned hereby certify that:

1.They are the President and Secretary, respectively, of American Family Care, Inc., a California corporation.

2.The Articles of Incorporation of this corporation hereby are amended and restated to read as follows:

I

The name of this corporation is Molina Medical Management, Inc.

II

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

III

This corporation is authorized to issue one class of shares, designated as Common Stock, no par value. This corporation is authorized to issue 10,000 shares of Common Stock.

IV

(A)The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

(B)The corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to applicable limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to the corporation and its shareholders.

3.The foregoing amendment and restatement of the Articles of Incorporation has been duly approved by the board of directors.

4.The foregoing amendment and restatement of the Articles of Incorporation has been approved by the holders of the requisite number of shares of this corporation in accordance with Sections 902 and 903 of the California Corporations Code; the total number of outstanding shares entitled to vote with respect to the foregoing amendment was 100 shares of Common Stock. The number of shares voting in favor of the foregoing amendment equaled or exceeded the vote required, such required vote being a majority of the outstanding shares of Common Stock.

I further declare under the penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of my own knowledge.

Dated: August 26, 2014

/s/ Gloria Galderon
Gloria Calderon, President

/s/ Jeff D. Barlow
Jeff D. Barlow, Secretary